Exhibit 99.1

NEWS RELEASE

ADDITIONAL GOLD RESOURCES IN NEVADA

GOLD PICK & GOLD RIDGE NORTH RESOURCE ESTIMATE

INDICATED 471,547 oz. GOLD, INFERRED 94,677 oz. GOLD

Toronto, Ontario  (December 4, 2008) - US GOLD CORPORATION (NYSE Alternext:UXG - TSX:UXG - Frankfurt:US8) is pleased to announce the publication of a new NI 43-101 Technical Report on the Company’s Gold Pick and Gold Ridge North Carlin-type deposits located on the property commonly referred to by the Company as ‘Gold Bar’. Gold Pick and Gold Ridge North are located approximately 10 miles (16 km) south of US Gold’s Tonkin deposit on Nevada’s Cortez Trend. US Gold updated the estimate in order to identify areas for possible future expansion of the resource. US Gold’s drilling in 2008, which occurred mostly around the Gold Pick deposit, was not included in the current resource estimate, but further updates are anticipated to incorporate new results.

2008 GOLD PICK & GOLD RIDGE NORTH RESOURCE HIGHLIGHTS

• Indicated resource estimate of 471,547 ounces (14,666,504 grams) of gold at a grade of 0.036 ounces per ton (1.24 grams per tonne) and;

• Inferred resource estimate of 94,677 ounces (2,944,754 grams) of gold at a grade of 0.044 opt (1.51 gpt).

Gold Pick & Gold Ridge North

Cortez Trend, Nevada USA

The Project is located in Nevada’s Cortez Trend and 10 miles (16 km) south of US Gold’s Tonkin deposit. During the period from 1991 to 1994 records indicate that 151,409 ounces of gold were mined from the Gold Pick and Gold Ridge pits at an average grade of 0.073 ounces per ton. The project area also contains other mineralized areas, including Cabin Creek, Goldstone, and Hunter, which were not included in the current Resource Estimate (see Figure 1 for deposit locations).

2008 Exploration

During the year US Gold’s geological team explored the Gold Bar area and released results on October 30th, which included 0.07 opt over 50 ft. including 0.15 opt over 20 ft [2.44 (gpt) over 15.2 meters (m) including 5.04 gpt over 6.1 m] among other encouraging new results. US Gold’s drilling in 2008, which occurred mostly around the Gold Pick deposit, was not included in the current resource estimate, but further updates are anticipated to incorporate new results. Telesto Nevada Inc., the author of the new NI 43-101 resource estimate, was engaged to compile the data available for the property and to create the block model used to calculate the resource. Working with Telesto has enabled US Gold geologists to identify areas where mineralization is not sufficiently defined to be included in a resource estimate, but which could be included with further targeted drilling. Based on this work and new geological modeling, US Gold believes there is significant potential to further increase the size of the resource.

Resource Estimate

GEOLOGIC IN-SITU RESOURCE

METRIC	Cutoff Grade (g/tonne)	Tonnage (tonnes)	Gold (grams)	Avg. Gold Grade (g/tonne)

Indicated	0.28	11,795,000	14,666,504	1.24

Inferred	0.28	1,953,000	2,944,754	1.51

IMPERIAL	Cutoff Grade (oz/ton)	Tonnage (tons)	Gold (oz)	Avg. Gold Grade (oz/ton)

Indicated	0.0082	13,003,988	471,547	0.036

Inferred	0.0082	2,153,183	94,677	0.044

This estimate was calculated using the inverse distance squared method of resource modeling, and the parameters were constrained to 100 meters by 100 meters by 10 meters vertical. The author of this NI 43-101 compliant Technical Report was Jonathan M. Brown, CPG, MBA, who is a qualified person for the purpose of NI 43-101.

The complete NI 43-101 Technical Report, including methodologies and resource descriptions and discussions can be found on www.usgold.com and on www.sedar.com.

ABOUT US GOLD

US Gold Corporation is a United States based gold exploration company exploring throughout northeastern Nevada and has recently begun exploration in Mexico. The Company has large land holdings and a strong treasury. US Gold’s shares trade on the NYSE Alternext and Toronto Stock Exchanges under the symbol UXG, and on the Frankfurt Stock Exchange under symbol US8.

QUALIFIED PERSON

The resource estimate has been prepared under the guidance of Steve Brown, Chief Geologist who is designated as a Qualified Person with the ability and authority to verify the authenticity and validity of this data. The estimation has been audited by Telesto Nevada Inc., a geological consulting firm in Reno, Nevada. Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, resource estimates, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different.

The SEC permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. Investors should be aware that the issuer has no “reserves” as defined by Guide 7 and are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted into Guide 7 compliant “reserves.” Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute Guide 7 compliant “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures.

For further information contact:

Stefan M. Spears

Vice-President, Projects

Tel: (647) 258-0395

Toll Free: (866) 441-0690

Fax: (647) 258-0408

info@usgold.com

99 George Street, 3rd Floor

Toronto, ON M5A 2N4